Exhibit 99.1

October 18, 2007                                                                Steven F. Nicola
                                         Chief Financial Officer,
                                         Secretary & Treasurer
                                         412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, OCTOBER 18, 2007 – The Board of Directors of Matthews International Corporation (NASDAQ NNM: MATW) today declared a quarterly dividend of $0.06 per share on the Company’s common stock.  The quarterly dividend has been increased one-half cent per share (9.1%) from $0.055 to $0.06.  The dividend is payable November 14, 2007 to stockholders of record October 31, 2007.

Joseph C. Bartolacci, President and Chief Executive Officer, stated, “The dividend increase is a result of our confidence in the Company’s growth outlook and is a reflection of our solid cash flow and financial position.”  Mr. Bartolacci reported that Matthews has increased its dividend every year since becoming a publicly traded stock in July 1994.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.